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EXHIBIT 21.1

SUBSIDIARIES

Name of Subsidiary	Place of Incorporation
Transaction Network Services, Inc.	State of Delaware
TNS DataLink, Inc.	Delaware
TNS International Holdings LLC	Delaware
TNS International Holdings LP	Bermuda
Transaction Network Services Limited	Ireland
Transaction Network Services GMbH	Germany
TNS Switchtran Limited	Ireland
Transaction Network Services S.A.U.	Spain
Transaction Network Services S.A.S.	France
Transaction Network Services NZ Ltd.	New Zealand
Transaction Network Services S.r.l.	Italy
Openet S.r.l.	Italy
TNS TransXpress Holdings Company (UK) Limited	United Kingdom
TNS International Limited (UK)	United Kingdom
Transaction Network Services (UK) Limited	United Kingdom
Comms XL Limited	United Kingdom
Comms XL Services Limited	United Kingdom
Transaction Network Services K.K.	Japan
Transaction Network Services Canada, Inc. dba Calypso	Alberta, Canada
Transaction Network Services PTY Limited	Australia
TNS Australia Telecom Services PTY Limited	Australia
TNS Payment Technologies PTY Ltd.	Australia
Cequint, Inc. formerly known as Thunder Acquisition Corp.	State of Washington

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  EXHIBIT 21.1